EXHIBIT 10.1
altice

April 8, 2019

David Connolly
c/o Altice USA, Inc. Court Square West
Long Island City, NY 11101

Dear David:

This letter (this "Agreement ") confirms the changes to your relationship with Altice USA, Inc., a Delaware corporation (the "Company") and its subsidiaries and affiliates (together with the Company, the "Company Group") and the terms of your separation from employment with the Company. You and the Company agree that this Agreement represents the full and complete understanding concerning your continuing relationship with, and separation of employment from, the Company.

1.	Transition Period and Separation.
(a)    As of the date hereof, you and the Company agree that you will cease to be employed as the Company's Executive Vice President, General Counsel and Secretary and immediately become employed as Senior Advisor to the Company's Chief Executive Officer (the "CEO") through March 31, 2020 (the "Separation Date"). Accordingly, as of the date hereof, you will no longer serve as an executive officer or Section 16 reporting person of the Company. During the period beginning on the date hereof and ending on the Separation Date, or such earlier date as your employment with the Company terminates (the "Transition Period"), you shall cooperate with the Company to transition the duties from your prior position to your successor, and, in your capacity as Senior Advisor to the CEO, you shall advise on, and continue to provide legal advice to the Company with respect to, select M&A, litigation and regulatory matters and perform such other duties in all cases consistent with your experience as the Company may from time to time reasonably request.
(b)    During the Transition Period , the Company will continue to pay your base salary at the rate in effect as of the date hereof, and you will continue to participate in the Company's benefit plans, subject to the terms thereof, in a manner consistent with an employee with the title of Executive Vice President. In addition, you will receive a bonus of $240,000 for calendar year 2019, which shall be paid no later than March 15, 2020.
(c)    If, prior to the Separation Date, the Company terminates your employment for Cause (as defined in the letter agreement dated August 2, 2016 between you and the Company), you voluntarily resign for any reason other than pursuant to an Approved Early Resignation (defined below), or your employment is terminated due to death or Disability (as defined in the Altice USA 2017 Long Term Incentive Plan (the "Plan")), you will be entitled to receive only the base salary and earned or accrued, but unpaid , benefits up to the final date of your employment. For purposes hereof, an "Approved Early Resignation" means any resignation prior to March 15, 2020 that has been agreed to in writing by the CEO.
(d)    You hereby provide notice of your resignation, effective as of the date of this Agreement, from any and all titles, positions and appointments you hold with the Company or any member of the Company Group, whether as an officer, director, trustee, committee member, agent or otherwise, other than your employment as Senior Advisor to the CEO, which employment shall terminate on the Separation Date. Effective as of the date of this Agreement, without the prior approval of the CEO, you shall have no authority to act on behalf of any member of the Company Group and shall not hold yourself out as having such authority to enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group. You agree to promptly execute such documents as reasonably necessary to effect such resignations.

2.	Equity.
(a)    You and the Company acknowledge and agree that you were granted 77,055 options to purchase Class A common stock of the Company (the "Options") pursuant to the Plan and that certain Nonqualified Stock Option Award Agreement , dated as of August 29, 2018 (the "Option Award Agreement"). The parties hereto acknowledge and agree that the Options shall remain outstanding and shall be subject to the terms and conditions of the Plan and the Option Award Agreement. For the avoidance of doubt, you shall not be entitled to any additional grants of options to purchase Class A common stock of the Company.
(b)    You and the Company acknowledge and agree that you were granted 4,250,000 units (the "Units") pursuant to the Neptune Management Limited Partnership Carry Unit Plan (the "Carry Unit Plan") and that certain Carry Unit Award Agreement (the "Carry Unit Award Agreement"). Notwithstanding anything in the Carry Unit Plan or the Carry Unit Award Agreement to the contrary, the parties hereto acknowledge and agree that (i) 2,125,000 Units previously vested and were converted into ATUS shares and delivered to your stock plan administrator brokerage account, (ii) 1,062,500 Units will vest on the date hereof and be converted into ATUS shares and delivered to your stock plan administrator brokerage account as soon as administratively practicable, and (iii) 1,062,500 Units (the "Unvested Units”) will vest on the Separation Date, subject to your (or your representative's) execution and non-revocation of the Separation Agreement attached hereto as Exhibit A (the "Separation Agreement"), and will be converted into
ATUS shares and delivered to your stock plan administrator brokerage account as soon as administratively practicable following the last day of your employment. If, prior to the Separation Date, the Company terminates your employment for Cause or you voluntarily resign for any reason (including an Approved Early Resignation), the Unvested Units shall be cancelled and forfeited on the date your employment is terminated, without any payment. If, prior to the Separation Date, (A) the Company terminates your employment without Cause, then 100% of the Unvested Units will immediately vest, or (B) the Company terminates your employment due to death or Disability, you will vest in a pro rated portion of the Unvested Units equal to the product of (i) the Unvested Units, multiplied by, (ii) a fraction, the numerator of which is the number of completed months between March 31, 2019 and the date of such termination, and the denominator of which is 12, and any Units that vest in accordance with clauses (A) or (B) will be converted into ATUS shares and delivered to your stock plan administrator brokerage account as soon as administratively practicable following the last day of your employment, subject in each case to your execution and non-revocation of the Separation Agreement.

3.
Severance Benefits. Upon the Separation Date or, if earlier, the date your employment is terminated by the Company without Cause or you voluntarily terminate your employment pursuant to an Approved Early Resignation, you will be entitled to the severance payments and benefits described in the Separation Agreement; provided, that (i) you execute and do not revoke the Separation Agreement prior to the applicable revocation period stated therein , and (ii) you continue to comply with any confidentiality , non-disparagement and any other restrictive covenants applicable to you. For the avoidance of doubt, if your employment is terminated for Cause or due to death or Disability, or you voluntarily terminate your employment for any reason prior to the Separation Date (other than pursuant to an Approved Early Resignation), you shall not be entitled to the severance payments and benefits described in the Separation Agreement, other than the accelerated vesting of the Unvested Units upon a termination due to death or Disability described in Section 2(b) above.

4.
Non-Disparagement. You represent, warrant and agree, for yourself and any other representatives while they are acting on your behalf, that you (and they) will not engage in any disparaging conduct, including but not limited to making disparaging or negative statements, that is intended to or does damage to the good will of, or the business or personal reputations of, any of the Company and its subsidiaries and affiliates and their officers, employees, directors or shareholders, past, present and future, provided that nothing in this Agreement shall prohibit or restrict you from making any disclosure of information required or expressly protected by law, including providing truthful testimony regarding your employment with the Company, or any Company matter, if requested by a director, or if required to do so by court order or legal or administrative process to the extent set forth in Section 7 of the Separation Agreement as if set forth in its entirety herein. The Company shall direct its senior executive officers and directors not to engage in any disparaging conduct, including but not limited to making disparaging or negative statements, that is intended to or does damage to your good will , or your business or persona l reputation , provided that nothing in this Agreement shall prohibit or restrict the Company from making any disclosure of information required or expressly protected by law, including providing truthful testimony regarding your employment with the

Company, or any Company matter, if required to do so by court order or legal or administrative process. This provision applies not only to verbal communications but also to all written communications, including but not limited to communications through social media/social networking sites such as Facebook, Twitter and the like.

5.
Indemnification. During your employment and at all times thereafter, you shall be indemnified as provided in the Company's Certificate of Incorporation for current officers of the Company to the maximum extent allowed under the laws of the State of Delaware, and you shall be entitled to the advancement of expenses (including attorneys' fees) as provided in the Company's Certificate of Incorporation for current officers of the Company. No amendment to the Certificate of Incorporation of the Company after the date of this Agreement shall reduce the foregoing indemnification or advancement of expenses obligations. In addition, you shall be entitled to the protection afforded an officer of the Company under any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of the Company or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to this Agreement).

6.	Executive Release
(a)      You, on behalf of yourself, your heirs, executors, administrators and/or assigns, do hereby release and discharge the Company, its subsidiaries, predecessors , successors and assigns and their officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future, (collectively with the Company, the "Releasees"), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action , or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment by the Company or the separation of your employment. Without limiting the generality of the foregoing, this release includes any claim or right based upon or arising under any federal, state or local law regarding fair employment practices, equal opportunity in employment, employment discrimination, retaliation, harassment, leaves of absence, payment of wages or benefits, working conditions, separation of employment, whistleblowing , or otherwise regulating employment, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys' fees, expenses and costs.
(b)    The release set forth in Section 6(a) above excludes: claims arising after you sign this Agreement; claims for breach of this Agreement or the Separation Agreement (as defined below); claims for indemnification under Section 5 of this Agreement, the governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any related insurance policy; claims to any vested benefits to which you are entitled under any of the Company's employee benefit plans, in accordance with the terms of the applicable plan documents; and claims that cannot be waived, such as claims for unemployment or workers' compensation, claims arising under the Federal Fair Labor Standards Act or applicable state wage and hour laws, and any claims that cannot be waived as a matter of law. Neither the release set forth in Section 6(a) above nor anything else in this Agreement limits your rights to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency) or to participate in an agency investigation or other administrative proceeding. However, you give up all rights to any money or other personal benefit from any administrative charge, investigation, or other administrative proceeding.
(c)    You further agree and covenant that should any person, organization , or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter encompassed by the release of claims in subsection 6(a) above, you are not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.
(d)    You affirm that you have reported to the Company in writing any work-related physical or mental injury, illness or impairment, which you may have experienced.

7.	Company Release.
(a)    The Company, on behalf of itself, and its subsidiaries, directors, officers, predecessors , successors and assigns and shareholders (the "Company Release Parties"), does hereby release and discharge you from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which the Company Release Parties ever had or now have against you, based upon or arising from any fact or set of facts, whether known or unknown to the Company Release Parties, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment by the Company or the separation of your employment.
(b)    The release set forth in Section 7(a) above excludes: claims arising after the date the Company signs this Agreement; claims for breach of this
Agreement; claims relating to your fraud, willful misconduct or misappropriation; and any claims that cannot be waived as a matter of law.

8.	Choice of Law; Forum; Waiver of Jury Trial; Contract Interpretation.
(a)    This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles.
(b)    The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York with respect to the interpretation and enforcement of the provisions of this Agreement, and each of the parties hereby waives, and agrees not to assert as a defense, that he or it is not subject thereto or that the venue thereof may not be appropriate. Each of the parties hereby agrees that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
(c)    Each of the parties hereby waives any right to a jury trial on any issue in any controversy relating to, arising out of, pertaining to or affecting this Agreement, your employment by the Company and/or the separation of your employment, including, but not limited to, any federal or state statutory or common law claims, including, but not limited to, any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution, or any other authority.
(d)    Any court hearing any dispute between the parties shall have the authority to award attorneys' fees and costs to the prevailing party.
(e)    Each of the parties hereby agrees that the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.

9.
Public Statements. The Company agrees to provide you with the opportunity to review and consent to all of its public written disclosures (internal and external) about this Agreement; provided such consent will not be unreasonably withheld, conditioned, or delayed, and that nothing herein shall prevent the Company from providing any truthful information concerning your separation as may be necessary to comply with the law.

10. Miscellaneous.

(a)The Company may withhold from any payment due hereunder any taxes that are required to be withheld under any law, rule or regulation.

(b)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Agreement without the express written consent of the Company.

(c)In the event any paragraph, section, sentence, provision, or clause of this Agreement, or portion thereof, shall be determined to be illegal, invalid, or unenforceable, the remainder of this Agreement, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion.

[Remainder of Page Left Intentionally Blank]

By:

Dexter Goei
Chief Executive Officer

Acknowledged and Agreed:

EXHIBIT A

«Term Date»

David Connolly
c/o Altice USA, Inc. Court Square West
Long Island City, NY Ill 0 l

Dear David:

As you know, your employment with Altice USA, Inc. (the "Company" as defined below) ceased as of «Term Date» (the "Separation Date"). We are prepared to provide you with certain Severance Benefits (as defined in Section 2 below) as set forth in this Agreement (the "Agreement") in exchange for your executing, delivering and performing all of the terms, conditions and obligations applicable to you under this Agreement. To receive the Severance Benefits set forth in Section 2 below, you must return one originally signed copy of this Agreement to Altice USA , Inc., Attention: Colleen Schmidt, EVP, Human Resources , One Court Square - 48th Floor, Long Island City, New York, 11101, no later than «Return Agreement_Date».    This Agreement shall become automatically null and void after «Return Agreement_Date» unless it is executed by you and returned to Colleen Schmidt no later than «Return Agreement_Date». For purposes of this Agreement, the "Company" shall be defined as Altice USA, Inc., together with its direct and indirect parent corporations, subsidiaries, affiliates, joint venture s, partners, and related entities, past, present and future, and its or their predecessors, successors and assigns.
You acknowledge and agree that the Severance Benefits provided to you herein are in exchange for your promises, representations, releases, agreements and obligations contained herein and are valuable and sufficient consideration to which you would not otherwise be entitled. Now, therefore, you and the Company agree as follows:

1.	Separation of Employment/Effect on Benefits

(a)    Separation of Employment. Your employment terminated as of the Separation Date. As of that date, you ceased to accrue credit toward vacation, 401 (k) vesting or any other benefits.

(b)    Return of Company Property. You acknowledge and agree that you have returned to the Company all of the Company's property, including, without limitation , Confidential and Proprietary Information (as defined in Section 5(b) below) , keys, Company identification cards, access, press and other passes , and all documents, files, equipment, computers, laptops, printers, cell phones, monitors , telephones , pagers, iPads, iPhones, VPN fobs, cameras, wireless cards, Live U backpacks, BlackBerry or similar devices, fax machines, credit cards, computer software, diskettes and access materials and other property prepared by , for or belonging to the Company (all of such property being referred to herein as "Company
Property"). Notwithstanding the foregoing, in certain circumstances and solely in the Company's discretion, you may be eligible to retain your Company cellular phone or smart phone and/or tablet, which will be remotely wiped of all Confidential and Proprietary Information. You acknowledge and agree that other than for Company business prior to the Separation Date: (i) you have not utilized the Company Property or made or retained any copies, duplicates, reproductions or excerpts of the Company Property, and (ii) you have not accessed, utilized or affected in any manner, any of the Company Property, including, without limitation, its electronic communications systems or any information contained therein.

(c)    Life, Disability and AD&D Insurance.    Your Company-sponsored life, short- and long-term disability and accidental death and dismemberment ("AD&D") insurance coverage, if any, ceased as of the Separation Date. There is a thirty-one (31) day grace period after the Separation Date during which you may elect to continue your Company-sponsored life insurance coverage, if applicable. You may continue to receive such coverage by contacting Securian Life Insurance Company at 1-866-365-2374 within the 31-day period.
(d)    Retirement Plans.    Any vested benefits that you may have accrued under the Company-sponsored 401 (k) Savings Plan or any other Company-sponsored benefit plan (the "Plans") will be payable after the Separation Date in accordance with the terms of those Plans, as explained in the summary plan descriptions you have previously received. As a result of the separation of your employment on the Separation Date, pursuant to the terms and conditions of the Plans, you forfeited all benefits that were not vested as of the Separation Date. You may obtain additional copies of the summary plan descriptions from the HR Service Center, which can be reached at 1-866-356-3315.
(e)    Vacation. You will be paid for all accrued and unused vacation days through the Separation Date in accordance with Company policies as soon as reasonably practicable following the Separation Date or in accordance with applicable state law.

2.	Severance Benefits
Subject to the terms and conditions contained in this Agreement, if you: (i) execute and deliver this Agreement to the Colleen Schmidt by the date set forth above, and (ii) have complied with all of the terms, conditions and obligations applicable to you under this Agreement, and (iii) do not revoke this Agreement during the Revocation Period, as defined in Section 10(a) below:
(a)    Severance. The Company will continue to pay you $400,000 subject to reduction for applicable withholding taxes and deductions (the "Severance"). The Severance will be paid to you in biweekly installments for the twelve (12) month period following March 31, 2020 until it is paid in full in accordance with the Company's prevailing payroll practices following the "Effective Date" of this Agreement (as defined in Section 10(b) below).
(b)    Altice USA Bonus.    If your Separation Dates before payments are made pursuant to the Company's Altice USA Program (the "Altice USA Bonus") for calendar year 2019, and payments are made to active participating employees, you will be eligible to receive an Altice USA Bonus with respect to calendar year 2019, in accordance with that certain Letter
Agreement , by and between , you and the Company dated as of [DATE], 2019 (the "Letter Agreement"), despite your no longer being employed by the Company on the date on which any such bonus would typically be paid. For the avoidance of doubt, the amount of the Altice USA Bonus shall not be pro-rated for any partial service during calendar year 2019 but shall be paid as if you were employed for the entire calendar year. This amount, subject to reduction for applicable withholding taxes and deductions, will be payable to you if and when such bonuses are generally paid to similarly situated active employees.
(c)    Equity. Any unvested units granted pursuant to the Neptune Management Limited Partnership Carry Unit Plan shall be treated in accordance with Section 2(b) of the Letter Agreement.
(d)    Health Coverage. Your Company-sponsored medical, dental and vision coverage will continue through the last day of the month in which the Separation Date occurs. Thereafter, you, and your eligible dependents, may be eligible to obtain continuation coverage for a period of time thereafter pursuant to the federal COBRA statute, and/or its New York State counterpart, by returning an election form and paying the required premiums on a timely basis. If you elect COBRA coverage, the Company will subsidize your COBRA payments for a period of three (3) month s from the first day of the month following the month in which the Separation Date occurs so that you will continue to receive such benefits at your active employee rate. Further details regarding COBRA coverage and any necessary forms will be sent to you under separate cover.

(e)    Employee Assistance Program. You will be able to participate in the Company 's Employee Assistance Program at no cost to you for a period of three (3) months following your Separation Date. Further details regarding this benefit will be sent to you under separate cover.
(f)    Outplacement. The Company will assist you in your transition by providing you with an outplacement services package, as set forth in the additional information provided to you regarding this benefit. You may commence outplacement services immediately and in no event later than the date that is four (4) months after the Separation Date. You further acknowledge and agree that if you do not sign this Agreement, or i f you sign and subsequently revoke this Agreement, you will no longer be entitled to outplacement services and if you have begun such services, you will cease them immediately.
(g)    Continued Compliance. Without waiver of the Company 's remedies for any breach of this Agreement , all amounts and other benefits due to you hereunder are expressly conditioned on your not, at any time, being in breach of this Agreement.
(h)    No Other Severance Benefits. Payment. Consideration or Separation Benefits. For purposes of this Agreement, the consideration set forth in this Section 2 shall be referred to as the "Severance Benefits." The Severance Benefits represent a complete settlement, release and waiver of any claims for allegedly lost wages, benefit s, bonuses, or other compensation, mental, physical or other personal injuries, pain and suffering, and costs in connection with any other relief you may seek or claim you may have against the Company. You hereby confirm that all monies or remuneration of any kind or nature due to you previously have been paid. You agree that no other monies or relief are due to you , other than the payments provided for in this
Agreement in consideration of your general release of all claim s that you have or may have had against the Releasees (as defined in Section 3(a) below).

3.	Executive Release
(a)    You, on behalf of yourself, your heirs, executors, administrators and/or assigns, do hereby release and discharge the Company, its subsidiaries , predecessors, successors and assigns and their officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future, (collectively with the Company, the "Releasees"), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or persona l relief, known or unknown , of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you , from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment by the Company or the separation of your employment. Without limiting the generality of the foregoing, this release includes any claim or right based upon or arising under any federal, state or local law regarding fair employment practices, equal opportunity in employment, employment discrimination, retaliation, harassment, leaves of absence, payment of wages or benefits , working conditions, separation of employment, whistle-blowing, or otherwise regulating employment, including, but not limited to, any and all clain1s under the Age Discrimination in Employment Act of 1967 ("ADEA''), the Older Worker s Benefit Protection Act , Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, each as amended , and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory dan1ages, punitive damages, liquidated damages , attorneys' fees, expenses and costs.
(b)    The release set forth in Section 3(a) above excludes: claims arising after you sign this Agreement; claims for breach of this Agreement or the Letter Agreement; claims for indemnification under Section 5 of the Letter Agreement, the governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any related insurance policy; claims to any vested benefits to which you are entitled under any of the Company's employee benefit plans, in accordance with the term s of the applicable plan documents; and claims that cannot be waived, such as claims for unemployment or workers' compensation , claim s arising under the Federal Fair Labor Standards Act or applicable state wage and hour laws, and any claims that cannot be waived as a matter of law. Neither the release set forth in Section 3(a) above nor anything else in this Agreement limits your rights to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency) or to participate in an agency investigation or other administrative proceeding. However, you give up all rights to any money or other personal benefit from any administrative charge, investigation, or other administrative proceeding.
(c)    You further agree and covenant that should any person , organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding , or if any person , organization , or other entity has filed, charged , claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter encompassed by the release of claims in subsection 3(a) above, you are not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding , except as provided in Section 7.
(d)    You affirm that you have reported to the Company in writing any work-related physical or mental injury, illness or impairment, which you may have experienced.

4.	Company Release.
(a)    The Company, on behalf of itself, and its subsidiaries, directors, officers, predecessors , shareholders, successors and assigns, (the "Company Release Parties"), does hereby release and discharge you from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown , of whatever nature, which the Company Release Parties ever had or now have against you, based upon or arising from any fact or set of facts, whether known or unknown to the Company Release Parties, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment by the Company or the separation of your employment.
(b)    The release set forth in Section 4(a) above excludes: claims arising after the Effective Date; claims for breach of this Agreement; claims relating to your fraud, willful misconduct or misappropriation; and any claims that cannot be waived as a matter of law.

5.	Confidentiality
(a)    Agreement.    Except as set forth in Section 7, you hereby agree to keep the existence and terms of this Agreement confidential and not to disclose them to any persons other than to your legal, financial and/or tax advisors or to members of your immediate family (all of whom shall also be bound by the foregoing confidentiality covenant) or as required by law, rule, regulation or judicial process.
(b)    Confidential and Proprietary Information.    You hereby represent , warrant and agree that: (i) during the course of your employment, you were provided and/or have had access to Confidential and Proprietary Information (as defined below) , (ii) you have not removed, nor shall you at any time (including after the Separation Date) remove from any Company facility any Confidential and Proprietary Information and/or documents, materials, or copies thereof containing any Confidential and Proprietary Information (including, without limitation, electronic data in any form) other than as necessary to perform your responsibilities to and on behalf of the Company, and (iii) you shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party , or otherwise use any Confidential and Proprietary Information. You further understand and agree that all Confidential and Proprietary Information has been divulged or made available to you in confidence and that it would be damaging to the Company if any such Confidential and

Proprietary Information were disclosed to any competitor of the Company or any third party or person. Further, except as provided in Section 7, you agree not to discuss any information that you have obtained through your employment about the Company or any of its present or former officers, directors, executives, employees, representatives, or shareholders, or any aspects of your tenure as an employee or separation from employment (whether or not such information constitutes Confidential and Proprietary Information) with any reporter, author, producer or similar person or entity, or take any other action seeking to publicize or disclose any such information in any way likely to result in such information being made available to the general public in any form, including books, articles, or writings of any kind, film, videotape, audiotape , Internet websites or any other medium. As used in this Agreement, "Confidential and Proprietary Information " means any non-public information of a confidential or proprietary nature of any of the Releasees, including, without limitation: (i) information of a commercially sensitive, proprietary or personal nature or that, if disclosed , could have an adverse effect on any of the Releasees' standing in the community, its or their business reputations, operations or competitive positions, (ii) information and documents that have been designated or treated as confidential, (iii) financial data; customer, guest, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about any of the Company's businesses; plan s or strategies to market or distribute the services or products of such businesses; plans, tactics, or strategies for third-party negotiation s, including but not limited to planned or actual collective bargaining negotiations; economic or commercially sensitive information , policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising , advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about any of the Releasees ' (to the extent applicable) employees, guests, agents, compensation (including, but not limited to, bonuses, incentives and commissions) , or other human resources policies, plans and procedures, or any other non-public material or information relating to any of the Releasees , and (iv) any information (personal , proprietary or otherwise) you learned about any officer, director or member of management of the Company, whether prior , during or subsequent to your employment by the Company.

6.	Physical and Intellectual Property
You agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, invent ions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any media whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the "Materials"). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without payment to you.

7.	Exception for Disclosure Pursuant to Law
Nothing in this Agreement shall prohibit or restrict you from making any disclosure of information required or expressly protected by law, including providing truthful testimony regarding your employment with the Company, or any Company matter, if required to do so by court order or legal or administrative process , provided however, that you give the Company written notice of such court order or legal or administrative process within five (5) business days of your receipt of the court order or legal or administrative process notification, or earlier if the return date is less than five (5) business days from your receipt of the court order or legal or administrative process notification, sent by facsimile and overnight mail to the General Counsel, facsimile number (929-418-4699), unless to do so would place you in violation of any court order or legal or administrative process. In the event you receive a subpoena or other judicial process or request of a governmental authority to provide information subject to the attorney client and/or work product privileges, you shall immediately inform the General Counsel at the facsimile number above and shall take all reasonable steps necessary to maintain the privileged nature of such information. In addition, nothing in this Agreement shall prohibit or restrict you from: (i) cooperating, participating or assisting in any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency or legislative body, or any self regulatory organization, or the Company's legal, compliance or human resources officers; or (ii) reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. If you make a report or disclosure pursuant to the foregoing subsection (ii), you are not required to obtain prior authorization from the Company to make such report or disclosure and you are not required to notify the Company that you have done so. Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (1) in confidence to a federal, state, or local government official , either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is tiled under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the at1omey and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

8.	Further Cooperation
You agree to reasonably cooperate with and assist the Company in connection with any matter with which you were involved prior to the Separation Date, and/or in any litigations, investigations , regulatory matters, arbitrations, negotiations (including, without limitation, collective bargaining negotiations), disputes, claims, charges filed with any federal, state, or local governmental agency, or administrative proceedings or appeals (including any preparation therefor) that (i) relate to your employment with the Company, services performed or required by you, or any act or omission by you; (ii) as to which you may have pertinent information; and/or (iii) where the Company believes that your personal knowledge, attendance and participation could be necessary. Such cooperation shall include, but is not limited to, your providing truthful testimony by affidavit, deposition, testimony or otherwise in connection with a trial, arbitration or similar proceeding, upon the Company's request. You further agree to make yourself reasonably available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions. You further agree to perform all acts and execute any and all documents reasonably necessary to carry out the provisions of this paragraph. Any cooperation pursuant to this Section 8 occurring after your termination of employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with your business or personal affairs.

9.	Right to Counsel/Voluntary Waiver
The Company advises you to consult with a lawyer before executing this Agreement and you acknowledge that you: (i) have been provided with a period of at least twenty-one (2I) days to do so, (ii) have read this Agreement (including, but not limited to, the "Release" in Section 3(a) above), (iii) fully understand the terms of this Agreement, and (iv) have executed this Agreement knowingly and voluntarily and without coercion, whether express or implied.

10.	Revocation
(a)    Right to Revoke.    You may revoke this Agreement within seven (7) days after the date on which you sign it (the "Revocation Period"). This Agreement will not be binding or enforceable until that seven- (7) day Revocation Period has expired. If you decide to revoke this Agreement, you must notify us of your revocation in a letter signed by you and received by Colleen Schmidt, I Court Square, Long Island City, NY III20 no later than the seventh (7th) day after you signed this Agreement. A letter of revocation that is not post-marked by the seventh (7th) day after you have signed the Agreement will be invalid and will not revoke this Agreement.

(b)    Effective Date of Agreement. If you have not revoked this Agreement in accordance with this Section I 0, the eighth (8th) day after the date on which you sign the Agreement shall be the "Effective Date" of this Agreement.

11.	Post-Employment Restrictions
(a)    Non-Disparagement. You represent , warrant and agree, for yourself and any other representatives while they are acting on your behalf, that you (and they) have not and will not engage in any disparaging conduct, including but not limited to making disparaging or negative statements, that is intended to or does damage to the good will of, or the business or personal reputations of, any of the Company and its subsidiaries and affiliates and their officers, employees, directors or shareholders, past, present and future, provided that nothing in this Agreement shall prohibit or restrict you from making any disclosure of information required or expressly protected by law, including providing truthful testimony regarding your employment with the Company, or any Company matter, if requested by a director, or if required to do so by court order or legal or administrative process to the extent set forth in Section 7 above. The Company shall direct its senior executive officers and directors not to engage in any disparaging conduct, including but not limited to making disparaging or negative statements, that is intended to or does damage to your good will, or your business or personal reputation, provided that nothing in this Agreement shall prohibit or restrict the Company from making any disclosure of information required or expressly protected by law, including providing truthful testimony regarding your employment with the Company, or any Company matter, if required to do so by court order or legal or administrative process. This provision applies not only to verbal communications but also to all written communications, including but not limited to communications through social media/social networking sites such as Facebook, Twitter and the like.
(b)    Confidential Information. You acknowledge and agree that your obligation not to disclose Confidential Information as set forth in detail in Section 5 above continues in full force and effect not only for the duration of your employment with the Company, but also upon and after your employment with the Company ceases. You hereby acknowledge and agree that due to your position with the Company and your knowledge of the Company's Confidential and Proprietary Information (as that term is defined in Section 5(b) above), your employment by or affiliation with certain entities, or your solicitation of the Company 's employees, customers, consultants, or vendors, would be detrimental to the Company.
(c)Non-Competition. You further hereby acknowledge and agree that the services rendered by you for the Company are special and unique and that a part of the consideration set forth in this Agreement is in exchange for your promises set forth in this Section 11. You hereby represent , warrant and confirm that, you have not and will not for the period of time during which you are receiving the Severance Benefits under this Agreement , directly or indirectly , become employed by , assist, consult to, advise in any manner or have any material interest in, any Competitive Entity, with which you would hold a role or position similar to any role or position you held with the Company, or for whom you would provide services similar to those you provided to the Company, during the twenty-four (24) months preceding the Separation Date or in which you would have responsibility for or access to confidential information similar or relevant to that which you had access to during the twenty -four (24) months preceding the Separation Date. A "Competitive Entity" shall mean any multiple system operator and any person, entity or business that competes with any of the Company's cable television, video programming distribution, advertising, voice-over internet protocol, telephone, on-line data, content and wired or wireless data businesses, or mobile phone/data and MVNO business, as well as such other businesses as the Company engages in as of the Separation Date. Your agreement not to compete is limited to within 100 miles of the office(s), whether home or business, from which you reported, primarily worked or provided substantial services on behalf of the Company during the twenty-four (24) months preceding the Separation Date. Ownership of not more than one percent (1%) of the outstanding stock of any publicly traded company shall not, by itself, constitute a violation of this provision.

(d)Non-Solicitation.    You agree not to solicit, contact or persuade, directly or indirectly (whether for your own interest or any other person or entity's interest) any employee, customer (from which the Company received payment or payment-in-kind), consultant or vendor of the Company to leave the employ of the Company or to cease or to reduce working for and/or doing business with the Company for one (1) year after the Separation Date.
You acknowledge that, in your role with the Company, you had access to documents and information regarding the Company's customers, clients, services, methods of operation, sales, pricing, employees, and the specialized business needs of the Company's customers and clients, which documents and information are highly confidential. You acknowledge that this information , as well as the Company's relationships with its employees and customers, are among the Company 's most important assets and business interests, and due to the nature of your employment with the Company, you have been placed in a position to create, maintain , and build those relationships into an asset that is of significant value to the Company and for which you have been previously compensated. You recognize that because of this, and in exchange for the Severance Benefits, you agree to abide by the post-employment restrictions.
(e)Reasonableness of Restraints and Modification.    You agree that you and the Company have attempted to limit your right to solicit and compete as applicable only to the extent permitted by applicable law and necessary to protect the Company from unfair competition. If a court of competent jurisdiction determines that the restrictions in this Section 11 are too long in duration or too broad in scope to be reasonable and enforceable, the court shall amend such a provision only so much as is necessary for the restrictions to be reasonable and enforceable.

12.	Choice of Law/Forum/Waiver of Jury Trial/Contract Interpretation
(a)    This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles.
(b)    You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York with respect to the interpretation and enforcement of the provisions of this Agreement, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
(c)    You hereby waive any right to a jury trial on any issue in any controversy relating to, ari sing out of, pertaining to or affecting this Agreement, your employment by the Company and/or the separation of your employment, including, but not limited to, any federal or state statutory or common law claims, including, but not limited to, any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution, or any other authority.
(d)    You agree that the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.

13.	Additional Provisions
(a)    Breach of Agreement. You hereby acknowledge and agree that your breach or threatened breach of Sections 5, 6, 7, 8, or 11 of this Agreement will cause irreparable harm to the Company for which monetary damages alone will not provide an adequate remedy. Accordingly , the Company, in addition to any other rights or remedies available to it under this Agreement or otherwise, will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any violation of these provisions, without the necessity of showing actual damage and without any bond or other security being required.

(b)Withholdings and Tax Consequences. The Company may withhold from any payment due hereunder any taxes that are required to be withheld under any law, rule or regulation. This Agreement, and the provision of payments hereunder, is intended to be exempt from Internal Revenue Code Section 409A both as a short term deferral and separation pay plan. The Company does not guarantee the tax treatment of any Agreement payments, including without limitation, under the Internal Revenue Code, federal, state or local laws. You agree that you have not relied on any advice from the Company, the Releasees, or their attorneys concerning the tax consequences of the payments made pursuant to this Agreement.
(c)Non-Admission of Liability. The parties agree and acknowledge that nothing in this Agreement, including the settlement and termination of any asserted or unasserted claims against any of the Releasees, shall constitute or be construed to be an admission of any liability, wrongdoing or violation of any federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by either party.
(d)Entire Agreement. This Agreement and the Letter Agreement set forth the entire agreement of the parties concerning any severance benefits which may be due to you in connection with your separation from employment, and supersede any and all prior agreements, discussions, understandings, promises and expectations with respect to the subject matter thereof. This Agreement may be modified only by a written instrument signed by you and by the Company.
(f)     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Agreement without the express written consent of the Company.
(g)Severability. In the event any paragraph , section, sentence, provision, or clause of this Agreement, or portion thereof, shall be determined to be illegal, invalid, or unenforceable , the remainder of this Agreement, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion , provided, however, if Section 3(a) above is held illegal, invalid or unenforceable, the Company shall be released from any obligations under Section 2 above.
(h)Rehire. If you are rehired by the Company during the Severance Period, you agree that the Company 's obligations to provide the Severance Benefits to you in accordance with Section 2 will terminate as of the date of rehire, and you will waive any further rights to the Severance Benefits under this Agreement.
(i)Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code ("Section 409A") or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered so as to be in compliance therewith. The parties hereby acknowledge and agree that (i) the Severance Benefits due to you under Section 2 of this Agreement are payable or provided to you on account of your "separation from service" within the meaning of Section
409A; and (ii) each installment of the Severance payable to you under Section 2 of this Agreement is intended to be treated as a separate payment for purposes of Section 409A that is exempt from Section 409A , to the maximum extent possible, under the "short-term deferral" exemption of Treasury Regulation Section 1.409A-l (b)(4) and/or the "window program " exemption of Treasury Regulation Section 1.409A-l(b)(9)(iii). In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a "specified employee" within the meaning of Section 409A (a)(2)(B)(i), no payments hereunder that are "deferred compensation" subject to Section 409A shall be made to you prior to the date that is six (6) months after your "separation from service" (as defined in Section 409A) or, if earlier your date of death. Following any applicable six (6) month delay, all such delayed payments shall be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

14.	Acknowledgments and Waivers Including Express Waiver Under the ADEA
By signing below, you certify and acknowledge as follows:
(a)    That you have read the terms of this Agreement , and that you understand its terms and effects, including the fact that under this Agreement you have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of or relating to your employment by the Company or the separation of your employment, up and through the date of your execution of this Agreement , including any and all claims relating to age discrimination under the ADEA;
(b)    That you have signed this Agreement voluntarily and knowingly in exchange for the Severance Benefits described herein, which you acknowledge are adequate and satisfactory to you and which you acknowledge are in addition to any other benefits to which you are otherwise entitled;
(c)    That you have been and are hereby advised in writing to consult with an attorney prior to signing this Agreement , and that you have been given an adequate opportunity to do so;
(d)    That under this Agreement you do not waive rights or claims that may arise afterthe date this Agreement is executed ;
(e)    That the Company has provided you with a period of at least twenty-one (21) days within which to consider this Agreement , and that you have signed on the date indicated below after concluding that this Agreement is satisfactory to you;
(f)    That if you choose to execute this Agreement before the expiration of the twenty-one (21) day period, you do so freely, voluntarily and with full knowledge of your rights; and
(g)    That this Agreement may be revoked by you within seven (7) calendar days after you execute this Agreement, in accordance with Section 10(a) above, and it shall not become effective until the expiration of such seven- (7) day revocation period.
We wish you luck in your future endeavors.
Sincerely yours,

Colleen R. Schmidt EVP, Human Resources

Date: «Term Date»

Accepted and Agreed to:

David Connolly
Date